UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 16, 2015

Gevo, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35073	87-0747704
(State or Other Jurisdiction of Incorporation)	Commission File Number	(I.R.S. Employer Identification Number)

345 Inverness Drive South, Building C, Suite 310, Englewood, CO 80112

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 858-8358

N/A

(Former Name, or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers.

On February 16, 2015, Gevo, Inc. (the “Company”) entered into an agreement (the “Second Amendment Agreement”) to amend the Company’s existing employment agreement (the “Existing Agreement”), with Patrick Gruber, Ph.D., the Company’s Chief Executive Officer, dated as of June 4, 2010 (as amended by that certain Amendment Agreement, dated December 21, 2011 (the “First Amendment Agreement”)), in order to align Dr. Gruber’s compensation with the strategic objectives of the Company. Upon the effectiveness of the Second Amendment Agreement, for a three-month period starting on the date of the grant, Dr. Gruber will receive 25% of his base pay, which amounts to $31,250 for three months, in shares of restricted stock instead of cash. The shares of restricted stock will be priced at the closing price of the Company’s common stock on the date of the grant and will cliff vest 100% on the one-year anniversary of the date of the grant. In the event of a change of control, a termination of Dr. Gruber or a resignation by Dr. Gruber, the shares of restricted stock will accelerate on a prorated basis.

Except as amended by the First Amendment Agreement and the Second Amendment Agreement, the Existing Agreement, which was filed with the Securities and Exchange Commission on November 4, 2010, as Exhibit 10.14 to the Company’s Registration Statement on Form S-1/A, continues in full force and effect. The description of the Second Amendment Agreement set forth in this Item 5.02 is not complete and is qualified in its entirety by reference to the full text of the Second Amendment Agreement, a copy of which is attached hereto as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Second Amendment Agreement, by and between Gevo, Inc. and Patrick Gruber, dated February 16, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gevo, Inc.

By:	/s/ Brett Lund
Brett Lund
Chief Legal Officer

Date: February 17, 2015